Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Second Quarter 2022 Results

Dubuque, Iowa – January  24, 2022 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and online marketers of furniture products in the United States, today reported second-quarter fiscal 2022 financial results.

Key Results for the Second Quarter Ended December 31, 2021

•	Net sales for the quarter increased 18.9% to $141.7 million compared to $119.1 million in the prior year’s quarter.
•	Retail home furnishings backlog of $121 million for the quarter, up 20.4% compared to $101 million in the prior-year quarter.
•	GAAP net (loss) income per diluted share of ($1.13) for the current quarter compared to $1.13 in the prior-year quarter.
•	Non-GAAP[1] net (loss) income per diluted share of ($1.05) for the quarter compared to $0.79 in the prior-year quarter.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“Despite delivering strong sales growth of 18.9% during the quarter, profit results were hampered by continued supply chain disruptions and swelling logistics costs,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “We are competing well and gaining market share as demonstrated by our six consecutive quarters of double-digit sales growth. We intend to continue this momentum and expect sales in our fiscal third quarter to grow in the range of 14% to 22%.”

“Although our growth outlook is promising, we are contending with major supply chain challenges which are adversely impacting near-term profit results.  First and most notable, ancillary costs associated with ocean container logistics, such as demurrage, detention and chassis charges, surpassed $15 million in the quarter. We’ve imported a record number of containers in the past seven months to support our robust growth and strategically build inventory. However, severe congestion at ports and railroads combined with a lack of truck drivers and warehouse workers to pick up, unload, and return containers has financially burdened these imports with significant, unanticipated ancillary charges. Rate increases and more stringent terms from transportation companies have exacerbated the cost issue. We have deployed a variety of strategies to aggressively manage these expenses, and as a result, we expect ancillary charges to decrease substantially in the third quarter.  Second, ocean container freight rates continue to climb to new highs due to supply and demand imbalances, and we anticipate rates will remain elevated through the remainder of calendar 2022.  Third, inflationary cost pressures are building in other areas of our supply chain including materials, wages, and domestic transportation.  We are implementing pricing increases to pass along these higher costs to the market where we can, but the lag in price realization will negatively impact gross margins near-term. Though much uncertainty remains in the global supply chain and cost conditions could worsen, we are taking actions to assertively manage costs and address margin pressures where possible to return the Company to profitability for the remainder of fiscal 2022.”

Mr. Dittmer continues, “While the short-term profit impact of continued supply chain difficulties is frustrating, I’m encouraged by our growth momentum and confident that our team is adjusting to manage external cost pressures while remaining steadfast to executing our long-term growth strategies.  Our recent investments to expand capacity will both support future growth and build supply chain resiliency.  Production at our third and newest manufacturing plant in Juarez, Mexico is ramping up as expected, and construction of our new facility in Mexicali, Mexico is still on target to be completed by June and will start production in August.  Our new distribution center in Greencastle, Pennsylvania, will begin shipping to East Coast customers next month and will improve service levels and support future growth in that region.  In addition, we continue to strategically invest in our talent, brands, product innovation, and digital capabilities to advance our growth ambitions. In summary, I remain enthusiastic about our prospects for long-term profitable growth.”

Operating Results for the Second Quarter Ended December  31, 2021

Net sales were $141.7 million for the second quarter compared to net sales of $119.1 million in the prior-year quarter, an increase of 18.9%. The increase was driven by an increase in sales of home furnishings products sold through retail stores of $22.5 million, or 22.3%, versus the prior-year quarter. Sales growth of homestylesTM products sold through e-commerce channels were flat compared to the second quarter of the prior year.

The Company reported a  net (loss) of ($7.5) million, or ($1.13) per diluted share, for the quarter ended December 31, 2021, compared to net income of $8.5 million, or $1.13 per diluted share, in the prior-year quarter. The reported net (loss) for the quarter ended December 31, 2021, included a  $0.6 million pre-tax restructuring expense primarily for former employee expenses and facility maintenance costs for our facilities held for sale.

Gross margin as a percent of net sales decreased 1,380 basis points to 6.7% compared to 20.5% for the prior-year quarter. The 1,380 basis points decrease in the gross margin in the second quarter ended December 31, 2021, was primarily due to a 1,120 basis points decrease related to higher ancillary charges on inbound containers caused by domestic supply chain disruptions and increased per diem rates, a decrease of 140 basis points related to capacity growth investments in a third, additional manufacturing plant in Mexico and a new distribution facility in Greencastle, PA., and a decrease of 120 basis points primarily related to cost inflation for materials, labor, and transportation, partially offset by price realization.

Selling, general, and administrative (SG&A) expenses decreased $1.4 million to $17.5 million in the second quarter ended December 31, 2021, as compared to $18.9 million in the second quarter of fiscal 2021. As a percentage of net sales, SG&A was 12.4% in the second quarter of fiscal 2022 compared to 15.9% of net sales in the prior-year quarter. The decrease of 350 basis points is primarily due to a decrease of 90 basis points in lower incentive compensation expenses, a decrease of 100 basis points of bad debt expense due to a customer bankruptcy in the prior-year quarter, and a decrease of 160 basis points due to volume leverage partially offset by growth investments.

The Company reported a  tax (benefit) of ($1.2) million, or an effective rate of 13.8%, during the second quarter compared to a $1.5 million tax expense, or an effective rate of 15.5%, in the prior-year quarter.

Restructuring Update

During the quarter, the Company incurred $0.6 million of restructuring expenses primarily due to former employee expenses and the ongoing facility and transition costs for our facilities as held for sale as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $1.0 million in restructuring expenses during fiscal 2022.

Liquidity

The Company ended the quarter with a cash balance of $4.1 million and working capital (current assets less current liabilities) of $171.1 million, and availability of approximately $25.0 million under its $85.0 million secured line of credit.

Capital expenditures for the six months ended December 31,  2021, were $1.54 million. For the full fiscal year 2022, capital expenditures are estimated to be in the range of $10.5 to $12.5 million and will be primarily deployed to expand both the manufacturing and distribution capacity necessary to support future growth.

Share Repurchase Programs

On January 20, 2022, the Board of Directors approved a new repurchase program authorizing the Company to purchase up to an aggregate of $30 million of the Company’s common stock. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the $30 million share repurchase program will depend on several factors, including the Company’s stock valuation, ongoing capital planning considerations and cash priorities, general market conditions and applicable legal requirements.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, January 25, 2022, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and  a request to connect to the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The second-quarter fiscal year 2022 press release will be available at https://ir.flexsteel.com/ after the market closes on Monday, January 24, 2022.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. To pre-register for the call, investors can visit https://dpregister.com/sreg/10162838/f089c1497a and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through January 31, 2022, by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 9269050.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its eCommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2021	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,087	$1,342
Trade receivables, net	50,001	55,986
Inventories	179,042	161,125
Other	8,399	9,421
Assets held for sale	616	666
Total current assets	242,145	228,540

NONCURRENT ASSETS:
Property, plant and equipment, net	38,495	39,783
Operating lease right-of-use assets	41,206	27,057
Other assets	1,908	1,399

TOTAL ASSETS	$323,754	$296,779

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$38,092	$67,773
Accrued liabilities	32,938	31,978
Total current liabilities	71,030	99,751

LONG-TERM LIABILITIES
Lines of credit	59,734	3,500
Other liabilities	37,926	25,560
Total liabilities	168,690	128,811

SHAREHOLDERS' EQUITY	155,064	167,968

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$323,754	$296,779

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$141,668	$119,106	$279,356	$224,345
Cost of goods sold	132,141	94,728	246,419	177,152
Gross margin	9,527	24,378	32,937	47,193
Selling, general and administrative expenses	17,541	18,911	36,326	33,086
Restructuring expense	622	863	774	2,244
(Gain) on disposal of assets due to restructuring	—	(5,229)	(1,400)	(5,881)
Operating (loss) income	(8,636)	9,833	(2,763)	17,744
Interest expense	223	—	426	—
Other (income)	(104)	(162)	(102)	(211)
(Loss) income before income taxes	(8,755)	9,995	(3,087)	17,955
Income tax (benefit) provision	(1,210)	1,545	105	5,626
Net (loss) income	$(7,545)	$8,450	$(3,192)	$12,329
Weighted average number of common shares outstanding:
Basic	6,682	7,246	6,758	7,475
Diluted	6,682	7,495	6,758	7,681
(Loss) earnings per share of common stock:
Basic	$(1.13)	$1.17	$(0.47)	$1.65
Diluted	$(1.13)	$1.13	$(0.47)	$1.61

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2021	2020
OPERATING ACTIVITIES:
Net (loss) income	$(3,192)	$12,329
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,662	2,687
Deferred income taxes	—	2,110
Stock-based compensation expense	2,182	1,983
Change in provision for losses on accounts receivable	190	1,335
(Gain) on disposal of assets	(1,887)	(5,858)
Changes in operating assets and liabilities	(40,953)	(25,520)
Net cash (used in) operating activities	(40,998)	(10,934)
INVESTING ACTIVITIES:
Proceeds from the sale of capital assets	1,937	18,527
Capital expenditures	(1,535)	(663)
Net cash provided by investing activities	402	17,864
FINANCING ACTIVITIES:
Dividends paid	(3,060)	(1,535)
Treasury stock purchases	(9,658)	(20,013)
Proceeds from lines of credit	81,247	—
Payments on lines of credit	(25,013)	—
Proceeds from issuance of common stock	118	40
Shares withheld for tax payments on vested restricted shares	(293)	(323)
Net cash provided by (used in) financing activities	43,341	(21,831)
Increase (decrease) in cash and cash equivalents	2,745	(14,901)
Cash and cash equivalents at beginning of period	1,342	48,197
Cash and cash equivalents at end of period	$4,087	$33,296

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net (loss) income and adjusted diluted (loss) earnings per share of common stock, which are not recognized terms under the U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net (loss) income or diluted (loss) earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net (loss) income and adjusted diluted (loss) earnings per share of common stock are provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  (loss) income to non-GAAP adjusted net (loss) income:

The following table sets forth the reconciliation of the Company’s reported GAAP net (loss) income to the calculation of non-GAAP adjusted net (loss) income for the three and six months ended December 31, 2021, and 2020:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020
Reported GAAP net (loss) income	$(7,545)	$8,450	$(3,192)	$12,329
Restructuring expense	622	863	774	2,244
Bad debt expense	—	1,314	—	1,314
Inventory impairment related to restructuring	—	45	—	45
(Gain) on disposal of assets due to restructuring	—	(5,229)	(1,400)	(5,881)
Tax impact of above adjustments(1)	(86)	465	(21)	714
Remeasurement of deferred tax assets and valuation allowance	—	—	—	2,112
Non-GAAP net (loss) income	$(7,009)	$5,908	$(3,839)	$12,877

(1) Effective tax rates  of 13.8% and 15.5% were used to calculate the three months ended December 31, 2021, and December 31, 2020, respectively. Effective tax rates of (3.4%) and 31.3%  were used to calculate the six months ended December 31, 2021, and December 31, 2020, respectively.

Reconciliation of GAAP (loss) earnings per share of common stock to non-GAAP adjusted (loss) earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP (loss) earnings per share to the calculation of non-GAAP adjusted (loss) earnings per share for the three and six months ended December 31, 2021, and 2020:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reported GAAP diluted (loss) earnings per share	$(1.13)	$1.13	$(0.47)	$1.61
Restructuring expense	0.09	0.12	0.12	0.29
Bad debt expense	—	0.18	—	0.17
Inventory impairment related to restructuring	—	0.01	—	0.01
(Gain) on disposal of assets due to restructuring	—	(0.70)	(0.21)	(0.77)
Tax impact of above adjustments(1)	(0.01)	0.06	(0.00)	0.09
Remeasurement of deferred tax assets and valuation allowance	—	—	—	0.27
Non-GAAP diluted (loss) earnings per share	$(1.05)	$0.79	$(0.57)	$1.68

(1) Effective tax rates of 13.8%  and 15.5%  were used to calculate the three months ended December 31, 2021, and December 31, 2020, respectively. Effective tax rates of (3.4%) and 31.3%  were used to calculate the six months ended December 31, 2021, and December 31, 2020, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com